IMPORTANT NOTICE
REGARDING YOUR INVESTMENT
Kayne Anderson
MLP Investment Company

1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067

November 13, 2006
Dear Fellow Stockholder:
The Board of Directors of Kayne Anderson MLP Investment Company (the “Company”) has called a Special Meeting of Stockholders to be held on November 30, 2006. At the Special Meeting, Stockholders will be asked to vote on the approval of a new investment management agreement between the Company and Kayne Anderson Capital Advisors, L.P. (the “Adviser”).
Under the current management investment agreement, the Adviser is paid quarterly a base management fee at an annual rate of 1.75% of the Company’s average total assets (the “Base Management Fee”), subject to a performance adjustment. The performance adjustment is based on the Company’s investment performance relative to the performance of the Standard and Poor’s (“S&P”) 400 Utilities Index plus 6.00%. The performance adjustment can result in up to a 1.00% increase or decrease to the Base Management Fee. As a result, the total management fee can range from an annual rate of 0.75% to an annual rate of 2.75%.
Under the new management agreement, the Adviser would be paid quarterly a fixed management fee at an annual rate of 1.375% of the Company’s average total assets, with no performance adjustment.
Additional information about this proposal and the Special Meeting can be found in the proxy statement previously mailed to you. Another copy of your proxy card(s) are enclosed for your convenience. If you would like another copy of the proxy statement, please call 1-800-284-1755.
The Fund’s records indicate that you have yet to vote on this proposal. If you are not planning to attend the Special Meeting, please take a moment now to cast your vote so that your shares may be represented at the Special Meeting.
The Board of Directors has unanimously approved the new management agreement and believes it is in the best interests of the Company and its Stockholders. The Directors recommend that you vote in favor of the new management agreement.
VOTING INSTRUCTIONS ARE LOCATED ON THE REVERSE SIDE OF THIS LETTER
OVER>

TO VOTE YOUR SHARES, THE FOLLOWING VOTING OPTIONS HAVE BEEN SET UP FOR YOUR CONVENIENCE.

1.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy ballot(s).

2.	Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy ballot(s) and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot(s) in the postage-prepaid return envelope provided.
Again, please do not hesitate to call toll-free 1-800-284-1755 if you have any questions regarding this Special Meeting.
Thank you for your assistance with this important matter.
Sincerely,
Kevin McCarthy
CEO and President